COLLEGE LOAN LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS COLLEGE LOAN LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT COLLEGE LOAN LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, COLLEGE LOAN LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 888-252-5452.

FINAL TERM SHEET

$1,390,000,000
College Loan Corporation Trust I
Issuing Entity
Student Loan Asset-Backed Notes, Series 2006-1

                    College Loan LLC                                     College Loan Corporation
                       Depositor                                     Sponsor and Issuer Administrator

                                                     Interest                          Price
                                    Original           Rate           Final              To       Underwriting   Proceeds To
            Class               Principal Amount    (Per Annum)     Maturity           Public      Discount       Trust(1)
-----------------------------   ----------------    -----------    -------------       -------    ------------   ------------
Series 2006-1A-1 Senior Notes     $100,000,000     3-Month LIBOR
                                                    minus 0.01%    January 25, 2020     100%      0.170%         99.830%
                                                   3-Month LIBOR
Series 2006-1A-2 Senior Notes     $200,000,000      plus 0.02%     April 25, 2022       100%      0.210%         99.790%
                                                   3-Month LIBOR
Series 2006-1A-3 Senior Notes     $260,000,000      plus 0.09%     October 25, 2025     100%      0.220%         99.780%
                                                   3-Month LIBOR
Series 2006-1A-4 Senior Notes     $195,000,000      plus 0.11%     January 25, 2027     100%      0.235%         99.765%
                                                   3-Month LIBOR
Series 2006-1A-5 Senior Notes     $300,000,000      plus 0.14%     July 25, 2028        100%      0.270%         99.730%
                                                   3-Month LIBOR
Series 2006-1A-6 Senior Notes     $280,000,000      plus 0.18%     January 25, 2034     100%      0.300%         99.700%
Series 2006-1A-IO Senior Notes        (2)               10%        July 25, 2008     21.009%      0.105%         20.904%
Series 2006-1B Subordinate
  Notes                           $55,000,000      Auction Rate    April 25, 2046       100%      0.220%         99.780%
                                  -----------                                                                    ------

Total                            $1,390,000,000                                                            $1,386,314,629

_________________

(1)	Before deducting expenses estimated to be approximately $950,000, and excluding proceeds from the class A-IO notes.

(2)	Initial notional amount equal to $280,000,000.

           Credit enhancement for the notes, including the series 2006-1 notes, will include amounts in the reserve fund and surplus fund, as well as, for the senior notes, including the series 2006-1 senior notes, the subordination of the series 2006-1 subordinate notes and all of the subordinate notes issued by the issuing entity.

          The series 2006-1 senior notes will receive quarterly distributions as described in this prospectus supplement, commencing July 2006. The series 2006-1 subordinate notes will receive distributions as described in this prospectus supplement on May 22, 2006, and on each auction rate distribution date thereafter. Initially, this will occur every 28 days.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this free writing prospectus. Any representation to the contrary is a criminal offense.

          This final term sheet constitutes a “free writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the offered notes subject to approval of certain legal matters by their counsel.

          The underwriters named below are offering the offered notes subject to approval of certain legal matters by their counsel. The offered notes will be delivered in book-entry form only on April 25, 2006.

UBS Investment Bank (Joint Book Runner)	Citigroup (Joint Book Runner) JPMorgan April 20, 2006	Goldman, Sachs & Co. (Joint Book Runner)